Exhibit 99.1

Date: November 4, 2015

Spectra Energy Partners Reports Third Quarter 2015 Results

Third Quarter Highlights:

•	Distributable cash flow of $270 million, up $23 million over prior-year quarter

•	Expansion projects continue to contribute to earnings growth – up 16% over prior-year quarter

•	32nd consecutive quarterly cash distribution increase

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported third quarter 2015 distributable cash flow (DCF) of $270 million, compared with $247 million in the prior-year quarter. Distributions per limited partner unit for third quarter 2015 were $0.62625, compared with $0.57625 per limited partner unit in third quarter 2014.

“With virtually no volume or commodity exposure, Spectra Energy Partners is a low risk midstream MLP, which has allowed us to provide quarterly distribution growth for our investors over the last eight years,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “The new projects we’ve placed into service in 2015 will generate EBITDA of $105 million on an annual basis. Going forward, our $5.7 billion portfolio of fee-based projects in execution, coupled with our strong base business, will continue to drive increased EBITDA and provide us with a clear path for continued distribution growth.”

For the quarter, earnings before interest, taxes, depreciation and amortization (EBITDA) were $467 million, compared with $401 million in the prior-year quarter.

Net income from controlling interests was $321 million for third quarter 2015, compared with $264 million in third quarter 2014.

SEGMENT RESULTS

U. S. Transmission

U.S. Transmission reported third quarter 2015 EBITDA of $401 million, compared with $352 million in third quarter 2014. These results reflect increased earnings, virtually all due to expansion projects placed into service in the prior year (TEAM 2014 and TEAM South), and those expansions placed into full or partial service during third quarter 2015, Uniontown to Gas City and OPEN, respectively.

Liquids

Liquids reported third quarter 2015 EBITDA of $79 million, compared with $60 million in third quarter 2014, reflecting higher transportation revenues due to higher tariff rates and volumes on the Express Pipeline.

Other

“Other” reported net expenses of $13 million in third quarter 2015, compared with $11 million in third quarter 2014.

Interest Expense

Interest expense was $59 million in third quarter 2015, compared with $54 million in third quarter 2014, driven by higher average long-term debt balances, partially offset by higher capitalized interest.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of September 30, 2015, was $6.2 billion. At the end of the quarter there was available liquidity of $2.3 billion. Spectra Energy Partners has $2.2 billion of expansion capital spending planned in 2015.

Excluding reimbursements from noncontrolling interests, Spectra Energy Partners invested approximately $1.2 billion in expansion and maintenance capital projects in the U.S. Transmission and Liquids segments for the nine months ended September 30, 2015. Expenditures included $1 billion of growth capital and $214 million of maintenance capital. The company’s estimated maintenance capital for the year is about $300 million.

Through its “At the Market” (ATM) equity issuance program, Spectra Energy Partners has received net proceeds of $450 million this year.

EXPANSION PROJECT UPDATES

The Uniontown to Gas City project began delivering gas to the Midwest on August 1 and was fully in service September 1, two months ahead of schedule. The brownfield portion of OPEN also achieved an early startup, coming online about six weeks ahead of schedule. The remaining portion of the OPEN project will be placed into service in November, bringing incremental Marcellus and Utica supply to southern markets.

Construction is under way on the AIM project in New England, which is on track to be in service in the second half of 2016. The Express Enhancement crude oil project also began construction this quarter and is on track, with an estimated 2016 in-service date.

The FERC application for PennEast was filed in September, and the applications for four other projects, Atlantic Bridge, Access South, Adair Southwest, and the Lebanon Extension, were filed in October. These projects are all on schedule for their respective in-service dates.

The NEXUS project, in development with DTE and supported by local distribution companies and Marcellus and Utica producers, will allow customers to move gas through Ohio and Michigan markets to the 150 Bcf Dawn Hub. The Dawn Hub is owned and operated by Spectra Energy’s subsidiary, Union Gas, and is the second largest physically traded gas hub in North America. The company has also recently signed a number of interconnect agreements with industrial facilities and power generators, demonstrating additional support for the route and the project. Major contractors for the project have been selected and NEXUS will file a formal FERC application this month.

The Gulf Markets, Loudon, and Sabal Trail projects also continue to advance toward their respective in-service dates.

The company continues to advance the Access Northeast project, which is focused on the New England electric power market and saving consumers money while improving the reliability of New England’s energy system. Electric reliability is becoming a more critical concern as additional coal, oil, and nuclear generation facilities announce retirements. Access Northeast is an expansion of the Algonquin pipeline and the addition of storage capabilities to provide gas at times of highest demand. The project will utilize the existing footprints of both the Algonquin and the Maritimes & Northeast systems, which already directly connect to 60 percent of the gas-fired generation in the region, enabling gas to flow directly to natural gas generators when it’s needed, a necessary step for both consumer savings and reliability.

Central to this solution for New England is the idea that electric distribution companies (EDCs) would secure capacity on the pipeline. Support for this concept is building across the region’s six states. In October, the Massachusetts Department of Public Utilities confirmed the EDCs’ legal authority to enter into such contracts. Progress is being made in other states toward similar solutions. Access Northeast will continue to work with the New England EDCs to provide a solution to a very real supply concern for New England power generators.

The company anticipates moving Access Northeast into execution in the first half of 2016.

Additional Information

Additional information about third quarter 2015 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, November 4, 2015, at 8 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 46357231 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Tuesday, February 2, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is reported net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We use EBITDA and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. The most directly comparable GAAP measure for DCF is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition, and timing and success of efforts to secure contracts; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners, LP

Quarterly Highlights

September 2015

(Unaudited)

(In millions, except per-unit amounts)

These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
INCOME
Operating Revenues	$612	$558	$1,821	$1,670
Total Reportable Segment EBITDA	480	412	1,407	1,215
Net Income - Controlling Interests	321	264	921	721
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$401	$352	$1,186	$1,046
Liquids	79	60	221	169

Total Reportable Segment EBITDA	480	412	1,407	1,215
Other EBITDA	(13)	(11)	(48)	(48)

Total Reportable Segment and Other EBITDA	$467	$401	$1,359	$1,167

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.62625	$0.57625	$1.84125	$1.69875
Weighted Average Units Outstanding
Limited Partner Units	301	288	297	286
General Partner Units	6	6	6	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$270	$247	$945	$810
CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission			$1,144	$743
Capital expenditures - Liquids			17	12
Investment expenditures - Sand Hills/Southern Hills/SESH/Penn East/Nexus			91	134

Total			$1,252	$889

U.S. TRANSMISSION
Operating Revenues	$515	$477	$1,546	$1,431
Operating Expenses
Operating, Maintenance and Other	169	159	496	470
Other Income and Expenses	55	34	136	85

EBITDA	$401	$352	$1,186	$1,046

LIQUIDS
Operating Revenues	$97	$81	$275	$239
Operating Expenses
Operating, Maintenance and Other	37	35	105	99
Other Income and Expenses	19	14	51	29

EBITDA	$79	$60	$221	$169

Express Pipeline Revenue Receipts, MBbl/d (b)	234	221	239	217
Platte PADD II Deliveries, MBbl/d	167	169	169	170
Canadian Dollar Exchange Rate, Average	1.31	1.09	1.26	1.09

			September 30, 2015	December 31, 2014
Debt			$6,178	$6,092
Actual Units Outstanding			308	301

(a)	Excludes contributions received from noncontrolling interests of $132 million in 2015 and $47 million in 2014. 2014 period includes an investment in SESH of $94 million, used by SESH to retire debt.
(b)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Revenues	$612	$558	$1,821	$1,670

Operating Expenses	293	278	869	833

Operating Income	319	280	952	837

Other Income and Expenses	72	46	183	112
Interest Expense	59	54	179	183

Earnings Before Income Taxes	332	272	956	766
Income Tax Expense	1	1	8	29

Net Income	331	271	948	737
Net Income - Noncontrolling Interests	10	7	27	16

Net Income - Controlling Interests	$321	$264	$921	$721

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2015	2014

ASSETS
Current Assets	$720	$555
Investments and Other Assets	4,898	4,841
Net Property, Plant and Equipment	13,209	12,135
Regulatory Assets and Deferred Debits	297	262

Total Assets	$19,124	$17,793

LIABILITIES AND EQUITY
Current Liabilities	$1,314	$1,482
Long-term Debt	5,891	5,149
Deferred Credits and Other Liabilities	165	156
Equity	11,754	11,006

Total Liabilities and Equity	$19,124	$17,793

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Income	$331	$271	$948	$737
Add:
Interest expense	59	54	179	183
Income tax expense	1	1	8	29
Depreciation and amortization	74	73	220	216
Foreign currency loss	2	2	5	2
Less:
Third party interest income	—	—	1	—

EBITDA	467	401	1,359	1,167

Add:
Earnings from equity investments	(49)	(36)	(134)	(93)
Distributions from unconsolidated affiliates (a)	59	40	183	120
Non-cash impairment on Ozark Gas Gathering	—	—	9	—
Other	2	4	8	10

Less:
Interest expense	59	54	179	183
Equity AFUDC	23	11	50	20
Net cash paid for income taxes	1	—	8	5
Distributions to non-controlling interests	7	11	23	22
Maintenance capital expenditures (b)	119	86	220	164

Total Distributable Cash Flow	$270	$247	$945	$810

(a)	Excludes $403 million (Gulfstream $396 million and Southern Hills $7 million) and $122 million of distributions from equity affiliates for the nine month period ended September 30, 2015 and 2014, respectively.
(b)	Excludes reimbursable expenditures.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2015 Quarter-to-date

(Unaudited)

(In millions)

Reported/ Ongoing Earnings

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$401
Liquids	79

Total Reportable Segment EBITDA	480

Other	(13)

Total Reportable Segment and other EBITDA	$467

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$467
Depreciation and Amortization	(74)
Interest Expense	(59)
Other Income and Expenses	(2)
Income Tax Expense	(1)

Total Net Income	331

Total Net Income - Noncontrolling Interests	(10)

Total Net Income - Controlling Interests	$321

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2014 Quarter-to-date

(Unaudited)

(In millions)

Reported/ Ongoing Earnings

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$352
Liquids	60

Total Reportable Segment EBITDA	412

Other	(11)

Total Reportable Segment and other EBITDA	$401

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$401
Depreciation and Amortization	(73)
Interest Expense	(54)
Other Income and Expenses	(2)
Income Tax Expense	(1)

Total Net Income	271

Total Net Income - Noncontrolling Interests	(7)

Total Net Income - Controlling Interests	$264